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                                                                   EXHIBIT 10.18
GOSLING EMPLOYMENT AGREEMENT


24 March, 1999

Mark Gosling
8 Dane Close
Hartlip
Sittingbourne
Kent
ME9 7TN

Dear Mark

I write to confirm your appointment with Omega (UK) Limited ("the Firm") as Director of Finance. The principal terms and conditions of your employment are confirmed below. These form your contract of employment with the Firm and constitute the principal statement of employment particulars required to be provided to you under English law.

1. Your employment with the Firm will begin on the date three months after you submit your resignation but not later than 1 July 1999. No period of previous employment with any former employer counts as part of your continuous employment with the Firm.

2. Your annual salary will be Pound Sterling80,000 and will be reviewed annually. In addition, all employees of the Firm are eligible to receive a annual bonus based on the profitability of the Firm. The payment of bonuses is entirely at the discretion of the Firm. You will be entitled to receive a minimum bonus of Pound Sterling10,000 for the year ending 31 December, 1999, payable in January, 2000. You will also be granted options at the date of commencement of your employment at the then current market price to acquire 10,000 shares of Omega Worldwide, Inc.

3. The following discretionary benefit is also provided subject, where appropriate, to acceptance on reasonable terms by the relevant insurance company.

     -    Medical Insurance

     Details of the benefit will be provided to you.

4. Your normal hours of work will be 9 to 5:30 Monday to Friday, subject to review, with an hour for lunch together with such additional hours outside these hours as may be reasonably necessary for the proper performance of your duties. No payment will normally be made for such additional hours.

5. You will normally perform your duties at the Firm's offices at 145 Cannon Street, London EC4N 5BP. However, you may be required to work at such other location

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     as the Firm shall reasonably require from time to time, whether on a permanent or temporary basis.

6. You will be entitled to take four weeks' holiday in 1999 rising to five weeks in each calendar year thereafter, plus all English public and bank holidays. The times at which you take your holiday shall be agreed in advance with the management of the Firm. In the first and last years of your employment your holiday will be pro-rated according to the period employed in such year.

7. Subject to the rules on Statutory Sick pay, all payments when you are absent by reason of sickness, injury or incapacity will be at the sole discretion of the Firm.

8. There is no pension scheme currently operated by the Firm. Unless and until you notify the Company to the contrary you will therefore be "contracted in" to the State Earnings Related Pension Scheme.

9. Subject to the Firm's right to terminate your employment at any time without notice or payment in lieu of notice if it considers you are guilty of gross misconduct:

     - the first three months of your employment is a probationary period during, at the end of which either you or the Firm may terminate your employment on one month's notice;

     - after completion of the probationary period, the period of notice required from either you or the Firm will be six months during your first three years' completed service.

10. It is highly likely that during your employment you will learn or gain access to information of a confidential nature concerning, for example, the business of the Firm or its customers or suppliers. You must not, under any circumstances, without the prior written consent of the Firm, disclose or use for your own purposes any such information, unless such disclosure or use is necessary for the proper performance of your duties.

     It is of vital importance for the Firm to maintain confidentiality where necessary. Therefore, any breach of this clause will be regarded as gross misconduct and may lead to your summary dismissal.

11. Your employment is subject to receipt of references (satisfactory to the Firm) and to receipt of a satisfactory medical report (for which you may be required to attend a medical examination). Please note, therefore, that this offer of employment is conditional.



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Please sign and return the enclosed copy of this letter to signify your agreement to employment on these terms.

Yours sincerely

/s/ JAMES P. FLAHERTY


James P. Flaherty






                      I confirm that I have read, understood and agree to the above contract.


                                    /s/ MARK GOSLING
                                    -------------------------------------------
                                                                         Signed

                                    24/03/99
                                    -------------------------------------------
                                                                           Date



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23rd October 2000


Mark Gosling
8 Dane Close
Hartlip
Sittingbourne
Kent  ME9 7TN


Dear Mark

EMPLOYMENT AGREEMENT AMENDMENT

I wish to increase the amount of notice period as stated in your employment agreement from its current level to one year with immediate effect.

Therefore, the relevant paragraph in your contract will be amended as follows:

     Subject to the Firm's right to terminate your employment at any time without notice or payment in lieu of notice if it considers you are guilty of gross misconduct:

     - the period of notice required from either you or the Firm will be one year.


Please sign and return the enclosed copy of this letter to signify your agreement to this amendment.

Yours sincerely

/s/ JAMES P. FLAHERTY

James P. Flaherty
Chief Executive


I confirm that I have read, understood and agree to the change to my contract as indicated above.


/s/ MARK GOSLING                                     6 NOV. 00
- ------------------------------------        ------------------
Signed                                             Dated

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Mark Gosling
8 Dane Close
Hartlip
Sittingbourne
Kent
ME9 7TN

                                                              15th January, 2001
Dear Mark

EMPLOYMENT AGREEMENT AMENDMENT

I write further to our discussions concerning the decisions of Omega Worldwide, Inc, and Principal Healthcare Finance Limited to seek buyers for themselves or all or part of their respective businesses. In consideration of your efforts to seek a buyer, and the associated risks to you, your employment contract is amended with immediate effect as follows:

"If there is a Change in Control (defined below) of Omega (UK) Limited, and/or Omega Worldwide, Inc. and/or Principal Healthcare Finance Limited (the "Companies" or if any of them "Company") as the case may be, and within 12 months following any of such events your contract of employment with Omega (UK) Limited is terminated without Cause (as defined below), or you decide to give notice of termination of your employment contract, Omega (UK) Limited will pay you the sum which is equal to 2 years basic salary (at the amount payable immediately before such termination or notice), twice the average of the then previous 2 years bonuses received (if any) and compensation for loss of all other contractual or discretionary benefits (subject to deduction of income tax and national insurance contributions as appropriate) without any reduction for mitigation or early payment (the "Termination Payment"). Omega (UK) Limited) will make the Termination Payment within 21 days of notice of termination.

For the avoidance of doubt, if your contract of employment is terminated without Cause, and subject to you receiving the Termination Payment following such occurrence, the notice period for lawfully terminating your contract shall be deemed to have been reduced to 1 month. If you shall give notice of termination of your employment contract following Change of Control, your notice period shall remain 12 months provided the Termination Payment is made as above, or unless otherwise agreed with Omega (UK) Limited. If the Termination Payment has not been paid within 21 days of termination, you shall have the right to give immediate notice of termination of your employment contract without prejudice to your right to receive the Termination Payment.

Change of Control of any of the Companies means:

(a) any person, corporation, partnership or other entity, is, or becomes, the legal or beneficial owner, directly or indirectly, of shares which carry 50% or more of the voting rights of the relevant Company or its value(excluding the ownership of Omega (UK) Limited by Omega Worldwide, Inc.), or

(b) a change in control of Omega Worldwide, Inc. of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A, Regulation 240, 14a-101, promulgated under the Securities Exchange Act 1934 as in effect on the date

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     hereof, or, if Item 6(e) is no longer in effect, any regulation issued by the Securities Exchange Commission pursuant to the Securities Exchange Act 1934 which serves similar purposes, or

(c) during any period of not more than 2 consecutive years, not including any period prior to the date of this letter, individuals who at the beginning of such period constitute the Board (the "Incumbent Directors") of any of the Companies cease for any reason to constitute at least a majority thereof; provided however, that any director who was not a director as of the date of this letter, shall be deemed to be an Incumbent Director if that director was elected to such Board on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director, or

(d) the approval by the shareholders of any of the Companies of a merger, consolidation, share exchange or other reorganisation in which the shareholders of the relevant Company immediately prior to the relevant transaction do not own shares which carry 50% or more of the voting rights or value of the surviving entity representing at least fifty per cent of the combined voting power or value of the merged, consolidated, share exchanged or reorganised entity's voting shares or value immediately after the relevant transaction, or

(e) the sale or transfer of more than fifty per cent of the value of the assets of the relevant Company in a single transaction, in a series of related transactions, or in a series of transactions over any one year period, or

(f) the dissolution, receivership, administrative receivership, administration, liquidation or similar of any of the Companies.

Cause means:

(a) wilful refusal to follow a lawful written order of the board of Omega (UK) Limited; or

(b) any act of gross misconduct or reckless disregard or your duties as an employee of Omega (UK) Limited which would entitle your employment contract to be lawfully terminated. "

In consideration as aforesaid, Omega Worldwide, Inc. guarantees the obligations of Omega (UK) Limited pursuant to this letter agreement, and in the event of Omega (UK) Limited failing to pay either of the said sums due to you within the relevant 21 day period, Omega Worldwide, Inc. will immediately pay such sum due to you.



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I would be grateful if you could confirm your agreement to the above amendments by signing, dating and returning the enclosed copy of this letter to me.

Yours sincerely

/s/ JAMES P. FLAHERTY                       /s/ JAMES P. FLAHERTY

James P. Flaherty                           James P Flaherty
For and on behalf of                        For and on behalf of
Omega (UK) Limited                          Omega Worldwide, Inc.


/s/ MARK GOSLING
19/01/01

Mark Gosling

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Mark Gosling
8 Dane Close
Hartlip
Sittingbourne
Kent
ME9 7TN

                                                                25th April, 2001
Dear Mark

EMPLOYMENT AGREEMENT AMENDMENT

I write further to my letter to you dated 15th January, 2001 containing certain amendments to your employment contract (the "Letter"), which we have agreed will be further amended as detailed below:

"Notwithstanding the provisions of the Letter, if the following events occur, your rights will be as follows:

a. If there is (i) a Change of Control of Principal Healthcare Finance Limited ("Principal") other than the occurrence of any of the events referred to in paragraph (f) of the Letter in relation to Principal in which case the provisions of paragraph b of this letter shall have effect, and (ii) no Change of Control of the other Companies, you shall not be entitled to receive the Termination Payment until the earlier of a Change of Control of any of the other Companies or Idun Health Care Limited ("Idun") or 2 years after the Change of Control of Principal.
b. If any of the events referred to in paragraph (f) of the Letter in relation to Principal shall occur, you shall have no right to the receive the Termination Payment, but shall have the right to elect within 3 months after such Change of Control to (i) accept redundancy with effect one month from such election (the "Redundancy Date") from Omega (UK) Limited ("OUK") and to receive the sum equal to one half of the Termination Payment as a redundancy payment on the Redundancy Date, or (ii), become employed by Omega Worldwide, Inc. ("OWI"), and in such circumstances, OWI shall become your employer on the same terms as existed immediately prior to such Change of Control, and you shall be entitled to a Termination Payment if any of the circumstances detailed in paragraph a of this letter occur. For the avoidance of doubt, if you elect to become employed by OWI, OUK shall be released from its obligation to make a Termination Payment to you
c. If there is a Change of Control of Principal and OUK or a Change of Control of OUK only, you shall have the right to elect upon the occurrence of either of such Changes of Control to become employed by OWI, and in such circumstances, OWI shall become your employer on the same terms as existed immediately prior to such Change of Control, and you shall be entitled to a Termination Payment if any of the circumstances detailed in paragraph a of this letter occur save for a Change of Control of OUK. For the avoidance of doubt, if you elect to become employed by OWI, OUK shall be released from its obligation to make a Termination Payment to you.
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d.   If there shall be a Change of Control of Principal and OUK, and you do not
     elect to become employed by OWI upon such Change of Control, OWI shall be released from its obligation to make the Termination Payment to you when such Change of Control occurs. For the avoidance of doubt, your right to receive a Termination Payment from OUK shall remain."

I would be grateful if you could confirm your agreement to the above amendments by signing, dating and returning the enclosed copy of this letter to me.

The above amendments will take effect immediately upon you countersigning this letter.


Yours sincerely

/s/ JAMES P. FLAHERTY                       /s/ JAMES P. FLAHERTY

James P. Flaherty                           James P Flaherty
For and on behalf of                        For and on behalf of
Omega (UK) Limited                          Omega Worldwide, Inc.

Agreed.

/s/ MARK GOSLING
25/4/01